UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2013

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

__________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On April 14, 2011, the Company had adopted the 2011 Stock Option Plan. Based on this original Stock Option Plan, on November 18, 2013, the Company has granted additional 25,000 stock options to Barbara Farr. The exercise price of the stock options is $0.09, vested immediately, expiring November 18, 2018.

On November 18, 2013, the Company entered into an investor relations contract with Coal Harbour Communications Inc. The initial term of this agreement shall begin on the date of execution of this Agreement and continue for two months. Thereafter the agreement will continue on a month-by-month basis pending cancelation by written notification with 30 days notice. In consideration for the services the Company will pay the Provider a one-time payment of two hundred thousand shares (200,000) of restricted common stock in Enertopia Corporation. The stock will be issued in the name of Dale Paruk for 100,000 shares and Neil Blake for 100,000 shares. In consideration of the services provided, the Company shall pay Coal Harbour Communications, a monthly fee of $5,000 payable on the 1st day of each monthly period starting 60 days from the signing of this agreement and $500 per month to cover expenses incurred on the Company’s behalf. Any expenses above $500 per month must be pre-approved.

Upon execution of the Investor Relations Agreement, the Company issued 200,000 common stock of the Company at a deemed price of $0.07. The Company issued the units two (2) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the options and agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Stock Option Agreement

10.2	Investor Relations Agreement dated November 18, 2013

99.1	Press Release dated November 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2013

Enertopia Corp.

By:               ”Robert McAllister”
Robert G. McAllister
President and Director